Exhibit 99.1

Contact: Pete De Spain Sr. Director, Investor Relations & Corporate Communications (858) 792-3729 pdespain@meipharma.com

MEI PHARMA ANNOUNCES $27.5 MILLION PRIVATE PLACEMENT

Financing Led by New Institutional Investors Vivo Ventures and New Leaf Venture Partners

San Diego – November 5, 2012 – MEI Pharma, Inc. (Nasdaq: MEIP), an oncology company focused on the clinical development of novel therapies for cancer, announced today that it has obtained commitments to purchase $27.5 million of its common stock and warrants in a private placement.

The financing was led by new investors Vivo Ventures and New Leaf Venture Partners with participation from additional institutional investors, including RA Capital Management and Three Arch Opportunity Fund, among others.

“We and Vivo Ventures are excited to have had the opportunity to build a high-quality syndicate of long-term investors that allows MEI Pharma to aggressively pursue development of Pracinostat,” said Srini Akkaraju, M.D., Ph.D., Managing Director at New Leaf Venture Partners. “We are particularly encouraged by Pracinostat’s evidence of clinical activity in hematologic malignancies with large unmet medical needs, such as myelodysplastic syndrome and acute myeloid leukemia.”

“We believe that Pracinostat has the potential to become a best-in-class compound and that MEI Pharma’s management team is equipped with the drug development expertise to secure marketing approval and realize its significant market potential,” said Albert Cha, M.D., Ph.D., Managing Partner at Vivo Ventures.

MEI Pharma has entered into a securities purchase agreement with the investors pursuant to which the Company will sell units consisting of an aggregate of 55,000,000 shares of its common stock and warrants to purchase up to 38,500,000 additional shares of common stock. Each unit, consisting of one share of common stock and a warrant to purchase 0.7 of a share of common stock, will be sold for a purchase price of $0.50. The warrants will be exercisable at $0.52 per share. Upon closing of the transaction, the warrants will be immediately exercisable and will expire five years from the date of issuance.

MEI Pharma intends to use the net proceeds from the private placement primarily to advance the clinical development of Pracinostat, an oral histone deacetylase (HDAC) inhibitor acquired by the Company in August 2012, and its isoflavone-based drug candidates.

“We are very pleased with the success of this capital raise and the expression of confidence from such high-quality healthcare investors such as Vivo Ventures and New Leaf Venture Partners,” said Daniel P. Gold, Ph.D., President and Chief Executive Officer of MEI Pharma. “We believe that this financing will enable us to execute the optimal clinical development and marketing approval strategy for Pracinostat, as well as continue the development of our earlier stage drug candidates.”

Stifel Nicolaus Weisel acted as the sole placement agent for the offering. ROTH Capital Partners and Trout Capital served as advisors to the Company.

The private placement is subject to customary closing conditions and is expected to close in December 2012.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of MEI Pharma, Inc. nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The units, shares and warrants offered in the private placement and the shares issuable upon the exercise of the warrants have not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States without being registered with the Securities and Exchange Commission (SEC) or through an applicable exemption from SEC registration requirements. The units, shares of common stock and warrants were offered only to accredited investors. The Company has agreed to file a registration statement with the SEC covering the common stock purchased by the investors, as well as the common stock issuable upon exercise of the warrants. Any offering of the Company’s securities under the resale registration statement will be made only by means of a prospectus.

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a San Diego-based oncology company focused on the clinical development of novel therapies for cancer. The Company’s clinical development pipeline includes lead drug candidate Pracinostat, a potential best-in-class, oral histone deacetylase (HDAC) inhibitor. Pracinostat has been tested in more than 150 patients in multiple Phase I and exploratory Phase II clinical trials, including advanced hematologic malignancies such as myelodysplastic syndrome, acute myeloid leukemia and myelofibrosis. The Company expects to initiate a randomized Phase II trial of Pracinostat in combination with standard-of-care in at least one hematologic malignancy toward the middle of 2013. In addition, MEI Pharma is developing two drug candidates derived from its isoflavone-based technology platform, ME-143 and ME-344. Results from a Phase I trial of intravenous ME-143 in heavily treated patients with solid refractory tumors were presented at the American Society of Clinical Oncology Annual Meeting in June 2012. A Phase I clinical trial of intravenous ME-344 in patients with solid refractory tumors is ongoing. For more information, go to www.meipharma.com.

Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical trials and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.